SECURITIES LENDING AGREEMENT
THIS SECURITIES LENDING AGREEMENT ("Agreement") is made and entered into effective as of November 25, 2019, by and between U.S. BANK NATIONAL ASSOCIATION ("Bank") and WILSHIRE MUTUAL FUNDS, INC., (the "Company") on behalf of each respective series identified in Exhibit A attached hereto and made a part hereof (each such series hereinafter referred to as a separate "Customer").
WITNESSETH:
WHEREAS, Customer is an open-end management investment company registered under the Investment Company Act which offers its shares in one or more separate series, with each such series representing a separate and distinct pool of cash, securities and other assets; and
WHEREAS, the Customer desires to have the Bank engage in securities lending as Customer's agent with respect to certain Securities; and
WHEREAS, the Bank and the Customer desire to specify the terms and conditions under which such securities lending will be performed.
NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:
1.    Definitions. For purposes hereof:
(a)    "Borrower" shall be, subject to the other provisions of this Agreement, one or more (i) broker-dealers registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"); (ii) broker-dealers exempt from registration under Section 15(a)(1) of the 1934 Act as a dealer in exempted Government Securities, or (iii) bank(s), with which the Bank or one of its agents has established a securities lending agreement whereby Borrower may borrow Securities and which the Customer has expressly approved in accordance with the last sentence of this paragraph. Such potential Borrowers are listed in Exhibit B attached hereto and made a part hereof. Borrowers may be added to or deleted from Exhibit B by (i) the Customer by means of written notice delivered by the Customer to the Bank, or (ii) written notice delivered by the Bank to the Customer which is confirmed by the Customer via letter, fax or e-mail.
(b)    "Borrower Agreement" shall have the meaning provided such term in Section 3(a) hereof.
(c)    "Borrower Rebate Fee" shall have the meaning provided such term in Section 3(b) hereof.
(d)    "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the foregoing, in no event shall a Saturday or Sunday be considered a Business Day.
(e)    "Cash Collateral" shall mean cash denominated in United States dollars.
(f)    "Close of Trading" shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day.
(g)    "Collateral" shall be assets which the Bank shall receive from Borrower(s) to secure Loans on behalf of a Customer in the form of (i) Cash Collateral, which may be converted into Collateral Investments upon the direction of Customer, and any Proceeds derived therefrom, (ii) securities issued or guaranteed by the United States Government or its agencies, or (iii) irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate thereof, or equivalent obligation denominated in United States dollars.
(h)    "Collateral Account" shall mean the segregated account with U.S. Bank managed and maintained by U.S. Bank on behalf of the Customers and designated as a collateral account for the benefit of the Customers on the records of U.S. Bank for the purpose of holding uninvested Collateral and Proceeds and Collateral Investments for Customers. Each Customer's specific interest in the Collateral Account shall at all times be separately calculable in the records of U.S. Bank. U.S. Bank may pool the Collateral received on behalf of its separate Customers, but may not commingle the Collateral of the Customers with the assets of any other clients or customers of U.S. Bank.
(i)    "Collateral Investments" shall mean any investment instrument, as agreed upon in writing by Bank and Customer from time to time, in which Collateral and Proceeds may be invested under this Agreement.
(j)    "Customer Information Sheet" shall have the meaning provided such term in Section 10(d) hereof.
(k)    "Foreign Securities" shall mean Securities that are principally cleared and settled outside the United States.
(l)    "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.
(m)    "Government Securities" shall mean government securities as defined in Section 3(a)(42)(A)-(C) of the 1934 Act.
(n)    "Loaned Securities" shall be those Securities which are loaned to the Borrower(s) by the Bank, securities identical to such Securities, or securities equivalent to such loaned securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.

(o)    "Loans" shall be the lending of Securities to Borrower(s).
(p)    "Margin Percentage" shall mean, with respect to any Loan as of any date, a percentage agreed to by the Borrower and the Bank, provided that in no event shall the Margin Percentage be less than 100% of the Market Value of the Loaned Securities.
(q)    "Mark to Market" shall be the procedure whereby the Bank determines the Market Value of Collateral and Loaned Securities.
(r)    "Market Value" shall be:
(i)    If the principal market for the securities to be valued is a national securities exchange in the United States, their Market Value shall be determined by their last sale price on such exchange at the most recent Close of Trading or, if there was no sale on the Business Day of the most recent Close of Trading, by the last sale price at the Close of Trading on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.
(ii)    If the principal market for the securities to be valued is the over-the-counter market, and the securities are quoted on The Nasdaq Stock Market ("Nasdaq"), their Market Value shall be the Nasdaq Official Closing Price or, if the securities are issues for which Official Closing Prices are not quoted on Nasdaq, the last bid price at such Close of Trading. If the relevant quotation is not available at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.
(iii)    If the principal market for the securities is not identified in either (i) or (ii) above, their Market Value shall be determined in accordance with market practice for such securities, based on the price for such securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the Bank and the Borrower(s) or the closing bid quotation at the most recent Close of Trading obtained from such a source. If the relevant quotation is not available at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iv)    The Market Value of a letter of credit shall be the outstanding amount thereof.
(s)    "Net Income" shall mean net income denominated in United States dollars received as proceeds from securities lending transactions (after payment of any applicable Borrower Rebate Fees).
(t)    "Person" shall be any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
(u)    "Proceeds" shall mean interest, dividends and other payments and distributions received by Bank in connection with a Customer's Collateral Investments.
(v)    "Securities" shall be securities, of any type, that are owned or controlled by the Customer and that have been hereby approved for use in securities lending by the Customer.
(w)    "Substitute Payments" shall mean payments in amounts equal to all distributions made to holders of Loaned Securities during the term of the loan, including, but not limited to, cash dividends, interest payments, shares of stock as a result of stock splits, and rights to purchase additional securities.
2.    Appointment and Acceptance. The Customer hereby appoints the Bank as its agent for the purpose of lending Securities; and the Bank hereby agrees to accept such appointment and act in such capacity.
3.    Delivery of Securities; Receipt of Collateral; Return of Collateral. Until given written notice of termination pursuant to Section 17, the Customer hereby authorizes the Bank, and the Bank agrees, to undertake the following:
(a)    To enter into securities loan agreements with Borrower(s) which set forth terms consistent with this Agreement. The Customer acknowledges that the standard form(s) of Borrower Agreement(s) entered or to be entered into with Borrowers will be substantially in the form of the most current Master Securities Loan Agreement produced by the Securities Industry and Financial Market Association and the Customer authorizes the Bank to lend Securities to Borrowers pursuant to agreements substantially in the form thereof (each such agreement referred to herein as a "Borrower Agreement"). The Customer may from time to time direct the Bank not to enter into loans with a Borrower, as the Customer specifies by written notice to the Bank, in each case notwithstanding the Customer's prior approval of such Borrower in accordance with the terms contained herein. Notwithstanding the foregoing, Bank shall not loan Securities on behalf of Customer if, as a result of a Loan of such Securities, more than one-third of the Market Value of the total assets under custody of Customer (determined at the time of making the Loan) would be on loan. Bank shall not loan Securities on behalf of Customer to a particular Borrower if, as a result of a Loan of such Securities, more than one-tenth of the Market Value of the total assets under custody of Customer (determined at the time of making the Loan) would be on loan to such Borrower.
(b)    To negotiate fees with Borrowers in connection with securities lending, subject to the following requirements: In the case of a Loan for which the Collateral is Cash Collateral, the Bank shall negotiate a fee denominated in United States dollars ("Borrower Rebate Fee") to be paid by the Bank to the Borrower on behalf of the Customer. In the case of a Loan for which the Collateral is non-cash, the Bank shall negotiate a loan fee denominated in United States dollars to be paid by the Borrower.
(c)    To deliver to Borrowers, from time to time, such Securities as the Bank may in its discretion select for securities lending in accordance with this Agreement.
(d)    To use the securities lending services and custodial services of other financial institutions, including, without limitation, U.S. Bancorp Asset Management, Inc. and other financial institutions that are agents or affiliates of the Bank as agents of the Bank, for the benefit of the Customer, as the Bank in its sole discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customer.
(e)    In connection with each Loan, to receive from the Borrower, at the time the Securities are loaned, Collateral of a value at least equal to (i) 105% of the then current Market Value of any Loaned Securities that are Foreign Securities, or (ii) 102% of the then current Market Value of any other Loaned Securities. Such Collateral shall be held as security by the Bank on behalf of the Customer for the due and punctual performance by the Borrower of any and all of the Borrower's obligations under the Borrower Agreement. Customer's uninvested Collateral and Proceeds and Collateral Investments shall be held in the Collateral Account.
(f)    To hold and safekeep the Collateral on behalf of the Customer with other securities lending collateral held by the Bank, provided that the Customer's specific interest in the Customer's Collateral shall at all times be noted in the records of the Bank, provided further, however, that all Collateral shall be held separate from any other securities held by the Bank on behalf of an other person or entity.
(g)    To invest Cash Collateral for the benefit of the Customer.
(h)    Upon termination of any Loan, to liquidate Collateral Investments and to return the Collateral to the Borrower in accordance with the Borrower Agreement so long as the Borrower is not in default and the Bank receives the Loaned Securities from the Borrower.
(i)    To receive from the Borrower Substitute Payments and to forward such Substitute Payments to the Customer.
(j)    To pay to the Borrower all interest and dividend payments received on Securities which are held as Collateral, provided that there is no material default by the

Borrower of the terms and conditions of the Borrower Agreement, in cases where the Borrower has provided non-cash Collateral in the form of securities, in whole or in part.
(k)    To originate or terminate any Loan at any time as the Bank may in its sole discretion determine pursuant to the terms of this Agreement, without prior notice to the Customer.
(l)    In connection with the Customer's Loaned Securities, to collect loan fees owed by Borrowers and income earned on Collateral Investments, and to dispose of such monies pursuant to Sections 3(b) and 8 of this Agreement.
(m)    To disclose to any Borrower, or to any Person party to an investment entered into pursuant to Section 3(g) above, the name of the Customer and such other information required by such Borrower or such Person to enable such Borrower or such Person to comply with applicable federal or state law, as the Bank may in its sole discretion deem necessary.
(n)    To group the Customer's securities together with the securities of other securities lending customers for the purposes of facilitating Loans to Borrowers. The Customer acknowledges that whether particular securities are loaned depends on many variables, including, but not limited to, the demand for a particular security by Borrowers, the Bank's automated queuing system for efficient utilization of all available securities for lending transactions, and the quantity of a particular security that is held in the lendable pool, and that the Bank cannot ensure that the Customer's Securities will become the subject of any particular Loan or that the Customer's Securities will be loaned.
(o)    To deliver Loaned Securities or their equivalent to Customer upon their return from Borrowers.
4.    Voting Rights. Customer shall not retain voting rights of Loaned Securities while loaned to any Borrower.
5.    Mark to Market. The Bank shall on a daily basis Mark to Market Loaned Securities and Collateral. If the Market Value of the Collateral at the close of trading on a Business Day is less than the Margin Percentage of the Market Value of the Loaned Securities at the close of trading on that day, the Bank shall seek to obtain from Borrower, by the close of business on the following Business Day, an additional amount of Collateral the Market Value of which, together with the Market Value of all previously delivered collateral, equals at least the Margin Percentage of the Market Value of the Loaned Securities as of such preceding day. In the event that the Market Value of the Collateral exceeds the Margin Percentage of the Market Value of the Loaned Securities, part of the Collateral may be returned to the Borrower as long as the Market Value of the remaining Collateral equals at least the Margin Percentage of the Market Value of the Loaned Securities.
6.    Accountings. The Bank shall include in a monthly report to the Customer daily information concerning all securities loans outstanding, including an accounting of all securities lending transactions.

7.    Loan Termination by Customer.
(a)    Unless otherwise agreed in writing, the Customer may, in its sole discretion, elect to terminate a Loan on a termination date established by written notice given to the Bank prior to the close of business on a Business Day. The termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities, which date shall be determined in accordance with the terms of the Borrower Agreement. Upon receipt of such written notice, the Bank shall notify the appropriate Borrower for return of the Loaned Securities in accordance with the terms of the Borrower Agreement.
(b)    The Bank shall be deemed to have received appropriate notice as required by this Section 7 upon receipt of written directions (i) signed or given by any person whose name and signature is listed on the most recent certificate delivered by the Customer to the Bank which lists those persons authorized to give directions in the name and on behalf of the Customer or (ii) signed or given by any other person(s), duly authorized by the Customer to give directions to the Bank hereunder or whom the Bank reasonably believes to be so authorized.
8.    Fees.
(a)    The Customer shall pay fees to the Bank in the amount and at such times set forth on Exhibit C attached hereto and made a part hereof as though fully set forth herein. The provisions of Exhibit C may be amended by a separate writing between the Bank and the Customer. The Bank shall charge such fees against Net Income; provided, however, that if not so charged, the Customer shall pay such fees.
(b)    Any Borrower Rebate Fee incurred by a Customer arising from the receipt of cash as Collateral for Loaned Securities shall be charged against the gross income received by the Customer as proceeds from securities lending transactions and the Bank shall pay such Borrower Rebate Fee to the appropriate Borrower on behalf of the Customer; provided, however, that if not so charged, the Customer shall pay such Borrower Rebate Fee.
9.    Bank Representations and Warranties. The Bank represents and warrants that: (i) the Bank has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery and performance of this Agreement by the Bank will not violate any provision of its charter, bylaws or any other governing documents, or any law, statute, rule, exemption or any regulation, interpretation or order or any court or other government agency, or judgment, applicable to the Bank; (iii) the Bank has obtained all necessary authorizations including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Bank is a party or which is otherwise known to the Bank; (v) all persons executing this Agreement on behalf of the Bank and carrying out the transactions contemplated hereby on behalf of the Bank are duly authorized to do so; and (vi) all recitals contained herein are true and correct in all respects.

10.    Customer Representations and Warranties.
(a)    The Customer represents and warrants that: (i) the Customer has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by the Customer will not violate any provision of its charter, bylaws or any other governing documents, or any law, or any regulation, interpretation or order or any court or other government agency, or judgment, applicable to the Customer; (iii) the Customer has obtained all necessary authorizations, including those from any persons who may have an interest in the Securities, including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Customer is a party or which is otherwise known to the Customer, including but not limited to, liens against and/or pledges of Securities; (v) all persons executing this Agreement on behalf of the Customer and carrying out the transactions contemplated hereby on behalf of the Customer are duly authorized to do so; and (vi) all recitals contained herein are true and correct in all respects.
(b)    The Customer represents and warrants that it is an "investment company" as defined in the Investment Company Act and that it will indicate each "affiliate" as defined in the Investment Company Act by instructing the Bank not to lend the Customer's Securities to such Borrower, or to enter into repurchase agreements on Customer's behalf with such Borrower and/or its affiliates, by completion of Exhibit B hereto.
(c)    The Customer is aware that it is possible to loan portfolio securities without incurring the loan fees payable pursuant hereto by administering such a program itself, rather than hiring the Bank.
(d)    The Customer represents and warrants that each Person who owns, controls or possesses securities which may be lent pursuant to this agreement is identified in the Customer Information Sheet attached hereto as Exhibit A and made a part hereof, such Customer Information Sheet to be updated from time to time upon written notice to the Bank from the Customer ("Customer Information Sheet") and that the tax identification number of such Person is set forth opposite such Person's name on such Customer Information Sheet.
(e)    The Customer represents and warrants that (i) it has reviewed and understands the offering memorandum or similar materials relating to Customer's initial Collateral Investment; (ii) it will review and develop an understanding of the offering memorandum or similar materials in connection with any future Collateral Investments; and (iii) it will provide a Collateral Investment letter for acceptance by Bank in substantially the form attached hereto as Exhibit D and made a part hereof in connection with each Collateral Investment.
(f)    The Customer represents and warrants that the information contained in the attached Customer Information Sheet is complete and accurate in all respects as of the date hereof and the Customer acknowledges and affirms that the Bank may rely upon the accuracy and completeness of the information contained in the Customer Information Sheet in complying with its obligations under applicable laws and regulations.
11.    Bank Responsibilities. The Bank's responsibilities shall only be those expressly set forth in this Agreement. The Bank hereby agrees that it shall at all times during the term of this Agreement exercise its reasonable care and efforts in performing its obligations hereunder. The Bank will perform such obligations and responsibilities in accordance with all applicable laws, including, but not limited to, Securities and Exchange Commission rules and regulations. The Bank intends to rely on the Securities and Exchange Commission no-action letters entitled Sife Trust Fund (Feb. 17, 1982), Norwest Bank Minnesota, N.A. (May 25, 1995) and The Chase Manhattan Bank (July 24, 2001) in performing its responsibilities under this Agreement. Neither the Bank nor its agents shall be responsible for any loss or liability arising from their performance of the Bank's duties under this Agreement, except for direct loss or liability (but not consequential or punitive damages) arising from the Bank's, or its agent's, willful misfeasance, bad faith or negligence in the performance of the Bank's duties under this Agreement. In no event shall the Bank be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.
12.    Customer Responsibilities.
(a)    The Customer agrees to (i) promptly notify the Bank of any change that the Customer wishes to make to Exhibit B, (ii) promptly notify the Bank if any information contained in the Customer Information Sheet attached hereto as Exhibit A and made a part hereof becomes inaccurate or untrue and (iii) indemnify the Bank for any losses resulting from the Customer's failure to adhere to the provisions of Subsection (a) of this Section 12.
(b)    The Customer acknowledges that the Bank is acting as an agent on the Customer's behalf in connection with the lending of the Customer's assets and the investment of cash received as Collateral for such Loans. The Customer understands that it bears the risks of investment loss, including (i) any decline in value of Cash Collateral investments and (ii) subject to Section 13, loss resulting from any securities lending default by a Borrower.
(c)    Customer agrees that, to the extent any loss arising out of investments of Cash Collateral results in a deficiency in the amount of Collateral available for return to a Borrower, the Customer shall pay to the Bank, on demand, cash in an amount equal to such deficiency.
(d)    The Customer acknowledges that it is responsible for paying any taxes that are incurred as a result of Loans made on behalf of Customer, and Customer agrees that it shall reimburse the Bank for any taxes paid on Customer's behalf by the Bank.
(e)    In the event of any claims or litigation against the Bank that arise from operating under this Agreement, the Customer agrees to reimburse the Bank and to hold the Bank harmless from and against any and all losses, costs, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by the Bank which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with operating under this Agreement (including, but not limited to, actions or omissions related to the lending of Securities to Borrowers or the holding or investment of Collateral or resulting from the Customer's failure to comply with its obligations under Section 12(a) hereof), other than those losses, costs, damages, liabilities or claims arising out of the Bank's negligence, bad faith or willful misconduct, as adjudicated by a court of competent jurisdiction. The foregoing shall be a continuing obligation of the Customer and the Customer's successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.
13.    Indemnification.
(a)    In the event of a Borrower's material default of the terms and conditions of the Borrower Agreement, the Bank shall:
(i)    take all actions the Bank deems appropriate, in its sole discretion, to liquidate the Collateral,
(ii)    at its own expense, but subject to the Customer's obligations pursuant to Section 12(c) hereto, replace as soon as reasonably practicable such Loaned Securities with identical securities or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the Loaned Securities, or
(iii)    if the Bank is unable to obtain replacement securities, the Bank shall provide the Customer with immediately available funds in an amount equal to the Market Value of such Loaned Securities. The Market Value shall be calculated (1) in the case of a Borrower insolvency, on the date of such insolvency, or (2) in the case of a Borrower's failure to return Loaned Securities, on the date that the Bank deposits funds to the Customer's account.
(b)    If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to provide equivalent funds to the Customer as a result of a decrease in the Market Value of investments of Cash Collateral, the Bank will not be responsible for such decrease. In such event, the Bank shall purchase and deposit replacement securities, or deposit cash to the Customer's account, in an amount equal to the then current Market Value of Cash Collateral investments. If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to credit equivalent funds to Customer's account as a result of any reason other than a decrease in the Market Value of investments of Cash Collateral, Bank shall pay such additional amounts as are necessary to purchase replacement securities in an amount equal to the Market Value of such Loaned Securities or credit equivalent funds to Customer's account as of the date of such replacement. The Bank shall not be liable for any appreciation in the Market Value of the Loaned Securities subsequent to such date.

(c)    The Customer agrees that the Bank shall be subrogated to the rights of the Customer in the Collateral and against the Borrower to the extent of any amount paid by the Bank to the Customer hereunder.
(d)    Except as provided for herein, the Bank shall have no additional liability to the Customer relating to any Borrower's failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Borrower Agreement.
(e)    Notwithstanding the foregoing, the Bank shall not be required to act inconsistently with (i) any court or government agency order regarding such Collateral or (ii) the Borrower Agreement.
(f)    With respect to its use in this Section 13, a Borrower's "insolvency" is defined to mean any of the following: (i) the Borrower shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property; (ii) any case, proceeding or appointment referred to in the preceding Clause (i) shall be commenced against the Borrower, or any application shall be filed against the Borrower for a protective decree under the provisions of the Securities Investor Protection Act of 1970 as amended, any of which (A) is consented to or not timely contested by the Borrower, (B) results in the entry of any order for relief, such an appointment, the issuance of such a protective decree or the entry of any order having a similar effect, or (C) is not dismissed within 15 days; (iii) the Borrower shall make a general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts as they become due.
14.    Rights and Obligations of Customers.
(a)    This Agreement shall be deemed to create a separate agreement for each Customer, as though each Customer had separately executed an identical agreement.
(b)    With respect to any Loan, each reference in this Agreement to "Customer" shall be deemed a reference solely to a particular series of the Company to which the Loan relates. In no circumstances shall the rights, obligations or remedies with respect to a particular Customer constitute a right, obligation or remedy applicable to any other Customer. Specifically, and without otherwise limiting the scope of this paragraph, Bank shall have no right to set off claims or amounts payable related to one Customer by applying property of any other Customer.
15.    Agreement Modification. This Agreement, together with the Exhibits hereto, contains a complete statement of the parties with respect to its subject matter, supersedes all existing agreements between them concerning the subject and cannot be amended or modified in any manner except by a written agreement executed by all parties hereto. Notwithstanding the foregoing, Exhibit A may be amended in the manner set forth in Section 10(d), Exhibit B may be amended in the manner set forth in the definition of "Borrower" contained in Section 1, the fee schedule set forth in Exhibit C may be amended and renegotiated in the manner set forth in Section 8(a), and Exhibit D may be amended as set forth in Section 10(e).
16.    Notice. Any notice required to be given in writing under this Agreement shall be delivered by hand or mailed by registered mail, postage prepaid, to U.S. Bancorp Asset Management, Inc., 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Securities Lending, or such other address provided by the Bank, and to the Customer at the most recent address of such party provided to the Bank.
17.    Termination. This Agreement may be terminated in whole or in part at any time by the Bank or the Customer upon thirty (30) days prior written notice to the other party. All outstanding Loans, unless a Customer shall specify otherwise, shall remain outstanding until such Loans terminate pursuant to the securities loan agreement with Borrower, even if such date is past the termination date established by either party pursuant to this Section 17 (but subject to Section 7 and to any other agreement between the Customer and the Bank).
18.    Assignment. This Agreement shall not be assignable by the Bank or the Customer without the written consent of the other party. Subject to the preceding sentence hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
19.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflicts or choice of law principles.
20.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have entered into this Securities Lending Agreement effective as of the day and year first above written.
WILSHIRE MUTUAL FUNDS, INC.
By:     /s/ Jason Schwarz

Name: Jason Schwarz

Title:     President, Wilshire Mutual Funds
Date:     11/12/19
U.S. BANK NATIONAL ASSOCIATION
By:     /s/ Kenneth L. Delecki

Name: Kenneth L. Delecki

Title:     Head of Securities Lending
Date:     12/5/19

EXHIBIT A
CUSTOMER INFORMATION SHEET

Please provide the Bank with the following information:

Name: ___Wilshire Mutual Funds, Inc.________________

Tax identification number: _______________________________________
(for multiple tax identification numbers, please use the bottom half of this page)

Principal place of business: _United States______________________________________

State and nation of incorporation or organization: Maryland, USA__

Address (or the address of
your registered agent) within
state of incorporation or organization: 1299 Ocean Avenue, Suite 700, Santa Monica, CA 90401

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
Wilshire 5000 Index Fund	95-4720749
Wilshire Income Opportunities Fund	81-1679998
Wilshire International Equity Fund	26-1206684
Wilshire Large Company Growth Portfolio	13-3682853
Wilshire Large Company Value Portfolio	13-3682854
Wilshire Small Company Growth Portfolio	13-3682858
Wilshire Small Company Value Portfolio	13-3682856

EXHIBIT B
APPROVED BORROWERS
The following entities are pre-approved as "Borrowers" pursuant to the Securities Lending
Agreement unless the Customer places an “X” on the line across from a Borrower name.
Bank of Montreal                        ______________________
The Bank of Nova Scotia                    ______________________
Barclays Capital, Inc.                        ______________________
BMO Capital Markets Corp                    ______________________
BNP Paribas, New York Branch                    ______________________
BNP Paribas Securities Corp                    ______________________
Cantor Fitzgerald & Co.                        ______________________
Citigroup Global Markets, Inc.                    ______________________
Credit Agricole Securities (USA) Inc.                ______________________
Credit Suisse Securities (USA), LLC                ______________________
Deutsche Bank Securities, Inc.                    ______________________
Goldman Sachs & Co.                        ______________________
HSBC Securities (USA), Inc.                    ______________________
ING Financial Markets, LLC                    ______________________
Jefferies LLC                            ______________________
J.P. Morgan Securities LLC                    ______________________
Merrill Lynch, Pierce, Fenner & Smith, Inc.            ______________________
MUFG Securities Americas Inc.                    ______________________
Morgan Stanley & Co. LLC                    ______________________
National Bank of Canada Financial, Inc.                ______________________
National Financial Services LLC                ______________________
Pershing, LLC                            ______________________
Raymond James & Associates, Inc.                ______________________
RBC Capital Markets, LLC                    ______________________
Scotia Capital (USA), Inc.                    ______________________
SG Americas Securities, LLC                    ______________________
Societe Generale, New York Branch                ______________________
SunTrust Robinson Humphrey, Inc.                ______________________
TD Ameritrade Clearing, Inc.                    ______________________
TD Prime Services, LLC                    ______________________
TD Securities (USA) LLC                    ______________________
UBS Securities, LLC                        ______________________
Wells Fargo Clearing Services LLC                ______________________
Wells Fargo Securities, LLC                    ______________________

WILSHIRE MUTUAL FUNDS, INC.
By:     /s/ Jason Schwarz
Name: Jason Schwarz
Title:     President, Wilshire Mutual Funds
Date:     11/12/19

EXHIBIT C
LOAN FEE SCHEDULE
The Bank shall be paid a fee for administering the securities lending program for the Customer. The fee shall be calculated daily by the Bank against the Net Income earned by the Customer on such day. The fee shall equal twenty percent (20%) of Net Income and shall be retained monthly by the Bank out of the Customer’s aggregate Net Income for such month, provided, however, that if the fee is not so retained, the Customer shall pay such fee upon request from the Bank.

EXHIBIT D
ELECTION OF COLLATERAL INVESTMENT
U.S. Bank, N.A.
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
Pursuant to the Securities Lending Agreement dated as of November 25, 2019 ("Agreement") between U.S. Bank National Association and Wilshire Mutual Funds, Inc., on behalf of its respective series listed on Exhibit A (each a "Customer"), Customer desires to select the Collateral Investment into which Cash Collateral and Proceeds are invested (as such terms are defined in the Agreement).
Customer hereby requests that Government Obligations Fund, Class X, a series of First American Funds, Inc. ("Fund") be designated as a Collateral Investment pursuant to Section 1 of the Agreement, effective as of the date on which this Election of Collateral Investment has been fully executed by Customer and Bank. This election does not otherwise amend the terms of the Agreement. Customer represents and warrants that it is familiar with the Investment Company Act of 1940, as amended, and that it has reviewed and understands the most recent prospectus relating to the Fund.
Notwithstanding the foregoing, Customer and Bank acknowledge and agree that Customer's Collateral Investment shall be promptly converted from the Fund to U.S. Bank Money Market Deposit Account, CUSIP 8AMMF0FT3, with an initial rate to be communicated separately by Bank to Customer ("MMDA") upon written direction from Customer, provided that either (1) in the event Customer becomes an affiliate (as defined under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder) of Bank, or (2) upon written direction from Customer, Customer's Collateral Investment shall be promptly converted from the MMDA to the Fund.
Customer represents and warrants that Customer is independent of Bank and is not an affiliate (as defined above) of Bank; has discretionary authority to select the investments and approve the fees described herein for the MMDA; and received, read, understood and approved the Supplemental MMDA Provisions attached hereto and made a part hereof before Customer's assets were first deposited to the MMDA. Customer represents and warrants that it is familiar with the Investment Company Act of 1940, as amended, and that it has reviewed and understands the most recent prospectus relating to the Fund.
The foregoing designation, direction, acknowledgments, representations and warranties are made in accordance with Customer's custody agreement and applicable law. Please acknowledge agreement to the terms set out above by signing and dating where indicated below.
[SIGNATURE PAGE FOLLOWS]
Please acknowledge your agreement to the terms set out above by signing and dating where indicated below.

Signed for and on behalf of Customer: WILSHIRE MUTUAL FUNDS, INC. By: /s/ Jason Schwarz Name: Jason Schwarz Title: President, Wilshire Mutual Funds Date: 11/12/19	Acceptance: U.S. Bank, N.A. hereby confirms acceptance of the terms set out above. By: /s/ Kenneth L. Delecki Name: Kenneth L. Delecki Title: Head of Securities Lending Date: 12/5/19

SUPPLEMENTAL MMDA PROVISIONS

1.
The MMDA product is offered by U.S. Bank, which is a member of the Federal Deposit Insurance Corporation ("FDIC"). MMDAs are FDIC insured per depositor, as determined under FDIC Regulations, up to the maximum allowed by law.

2.
The MMDA is a variable rate account and will bear interest, if any, at a variable rate determined in U.S. Bank's discretion based on market conditions and may change daily and by any amount. U.S. Bank will provide notice of changes in the rate through its online client portal, but Customer may also call its relationship manager to obtain current rate information.

3.	Interest is compounded on the MMDA's principal balance each calendar day and is credited monthly unless otherwise agreed to by U.S. Bank and Customer.

4.
There is no minimum balance required to make a deposit to the MMDA or avoid the imposition of a fee in connection with the MMDA. U.S. Bank calculates interest on the full amount of the MMDA's principal balance for each day by use of the daily balance method, using a daily rate of at least 1/365 (or, in a leap year, 1/366) of the interest rate. Interest begins to accrue on the business day funds are deposited to the MMDA and accrues until the business day such funds are withdrawn from the MMDA.

5.	No account or transaction fees will be imposed in connection with the MMDA.

6.	The MMDA is held by U.S. Bank for the benefit of its customers. U.S. Bank makes all deposits to and withdrawals from the MMDA pursuant to the Election of Collateral Investment.

7.	As part of U.S. Bank's fees for servicing Customer's account, U.S. Bank earns and retains float income to the extent the Customer's account holds a principal balance in the MMDA.

8.
U.S. Bank's role is ministerial in nature. The Customer is responsible for evaluating the risks associated with investing in the MMDA. U.S. Bank makes no representations regarding the merits of investing in the MMDA. The Customer acknowledges U.S. Bank is not an investment adviser. U.S. Bank (i) has no discretion to invest Customer's account assets (such as discretion to select the MMDA; determine whether, or what amount of, Customer's account assets will be deposited to the MMDA; withdraw from the MMDA; or determine the Customer's liquidity needs) and (ii) does not render investment advice with respect to Customer's account assets. U.S. Bank's power to determine the MMDA's interest rate, whether exercised or not, will not be deemed to be such discretion or advice.

9.
U.S. Bank reserves the right to close the MMDA at any time. U.S. Bank may also terminate or suspend specific services related to the MMDA without prior notice to the Customer including, without limitation, in the event that Customer becomes affiliated with U.S. Bank under the Investment Company Act of 1940. Until revoked or terminated in writing by the Customer, U.S. Bank may rely on this Direction and all authorizations, instructions or directions issued under this Direction.

10.
This Direction is provided pursuant to the Custody Agreement. If and to the extent that this Direction or any authorization, instruction or direction issued hereunder conflict with Customer's custody agreement, the terms of the custody agreement shall control. Nothing herein shall limit any rights or responsibilities that the Customer or U.S. Bank may have under the custody agreement.